Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-125770, 333-106246, 333-68134 and 333-65556 on Form S-8 of our report dated February 27, 2009 (May 22, 2009 as to the effects of the retrospective adoption of Staff Position No. APB 14-1 Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion as disclosed in Note 3 and the effects of subsequent events as disclosed in Note 22) relating to the consolidated financial statements and financial statement schedule of Alliance Data Systems Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the retrospective application of Staff Position No. APB 14-1 Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion, the change in method of accounting for uncertainty in income taxes as of January 1, 2007 and the change in method of accounting for certain fair value measurements as of January 1, 2008), and our report dated February 27, 2009 on the effectiveness of Alliance Data Systems Corporation’s internal control over financial reporting for the year ended December 31, 2008, appearing in the Current Report on Form 8-K of Alliance Data Systems Corporation filed on May 22, 2009.

/s/ Deloitte & Touche LLP

Dallas, Texas

May 22, 2009